Exhibit 15.12

CONSENT

We hereby consent to the reference to our study in respect of “Tradability of Plaza Centers N.V. debentures and significance of market price as of December 31, 2008” in this Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2008 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852 and No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ —————————————— Giza Zinger Even

Tel Aviv, Israel
June 25, 2009